Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2021 FOURTH QUARTER

AND RECORD FULL-YEAR RESULTS

Company Reinstates Quarterly Dividend at $0.08 Per Share

NEW YORK, NY – February 23, 2022 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a finance company that originates and services loans in various consumer and commercial industries, announced today its 2021 fourth quarter and full-year results.

2021 Fourth Quarter Highlights

•	Net income was $19.5 million, or $0.78 per share, compared to net income of $6.5 million, or $0.26 per share, in the prior year quarter.

•	Net interest income grew 25.1% to $35.6 million from $28.5 million in the prior year quarter.

•	Net interest margin was 9.38%, up from 8.89% in the prior year quarter.

•	Loan originations increased 91.1% to $192.6 million from $100.8 million in the prior year quarter.

•	The Company sold additional shares in a fintech investment for a gain of $5.4 million.

•	The Company sold a legacy investment, its NASCAR race team, for a gain of $0.7 million. The sale increased tangible book value by $26.2 million, or more than $1 per share.

2021 Full-Year Highlights

•	Net income was $54.1 million, or $2.17 per share, a record, compared to a net loss of $34.8 million, or $1.42 per share, in the prior year.

•	Net interest income grew 15.4% to $127.8 million from $110.8 million in the prior year.

•	Net interest margin was 9.25%, up from 8.65% in the prior year.

•	Loan originations increased 50.3% to $747.4 million from $497.2 million in the prior year.

•	Medallion sold 80% of its fintech investment for a gain of $11.3 million.

•	The Company settled all bank debt, negotiated discounts and recognized a gain on the extinguishment of debt of $4.6 million.

Executive Commentary – Andrew Murstein, President of Medallion

“We finished the year with sustained momentum on our strategy which helped us achieve the highest earnings in our 25-year history as a public company. We reported strong performance in most of our key metrics, including net interest income, net income and EPS. This was driven by our consumer and commercial lending segments, which now account for 99% of our consolidated loans.

Our focus on the top and bottom lines drove consistently strong performance throughout the year, as we grew EPS in each quarter. We believe with our team and the continued strength of our recreation, home improvement and commercial segments, we are well-positioned to continue our performance moving forward. Our confidence in the business has been supported by our Board’s recent action to reinstate our quarterly dividend for the first time in over five years.”

Loan Detail

•	Loan originations were $192.6 million during the quarter, primarily in our recreation and home improvement segments.

•	During the fourth quarter, net charge-offs remained low and were a net benefit of $0.1 million.

•	Loans 90 days or more past due were 0.28% of loans at December 31, 2021, compared to 0.57% at December 31, 2020.

Business Segment Highlights

Consumer Lending Segments

•	We originated $173.5 million of new loans during the 2021 fourth quarter, compared to $97.9 million in the prior year quarter.

•	Our consumer loan portfolio was $1.4 billion as of year-end, compared to $1.1 billion a year ago.

•	Our consumer loan portfolio was 93.9% of total loans receivable as of year-end, compared to 91.6% a year ago.

•	The loan portfolios grew 21.3% for recreation and 30.8% for home improvement from December 31, 2020.

•	Net interest income grew 19.5% to $38.0 million for the quarter, from $31.8 million in the prior year quarter.

•	The average interest rate on the portfolio was 12.57% at quarter-end, compared to 13.64% a year ago.

•

Consumer loans 90 days or more past due were $4.0 million, or 0.29% of gross consumer loans, as of December 31, 2021, compared to $5.5 million, or 0.50%, a year ago. Delinquencies continued to be lower than historical averages.

•	Segment net income for the fourth quarter was $16.2 million, compared to $14.2 million in the prior year quarter.

Commercial Lending Segment

•	We originated $15.5 million of new loans during the 2021 fourth quarter, compared to $1.5 million in the prior year quarter.

•	The Company’s commercial loan portfolio was $76.7 million at year-end, compared to $65.3 million a year ago.

•	The average interest rate on the portfolio was 12.37%, compared to 13.06% a year ago.

•	Segment net income for the fourth quarter was $2.8 million, compared to less than $0.1 million in the prior year quarter.

Medallion Lending Segment

•	The Company collected $8.4 million in the fourth quarter and $24.9 million in the full-year.

•

Total net medallion exposure declined to $40.5 million (comprised of $4.8 million of loans net of allowance for loan losses and $35.7 million of loan collateral in process of foreclosure), representing less than 3% of its total assets, as of December 31, 2021.

Other Financial Information

•

During the year, the Company sold shares in a fintech investment which it made in 2016. As a result, the Company recognized a gain of $5.4 million in the fourth quarter and $11.3 million in the full-year ended December 31, 2021. The Company still holds approximately 20% of its original investment.

•	Total assets were $1.9 billion as of December 31, 2021, compared to $1.6 billion as of December 31, 2020.

Quarterly Dividend

The Board of Directors of Medallion declared a quarterly cash dividend of $0.08 per share payable on March 31, 2022, to shareholders of record at the close of business on March 14, 2022.

Conference Call Information

The Company will host a conference call to discuss its fourth quarter and full-year financial results on Thursday, February 24, 2022, at 9:00 a.m. Eastern time.

The Company will incorporate a slide show presentation in conjunction with the earnings call. The presentation is now available at www.medallion.com and will also be discussed during the call.

•	Conference Call Dial-In: (844) 826-3033 (toll-free) or (412) 317-5185 (international). Please dial the number 10 minutes prior to the scheduled start time.

•	Live Webcast: available on Medallion’s website at http://www.medallion.com/investors.html

•	Call Replay: available following the end of the call through Thursday, March 3, 2022, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (international), passcode 10164207.

•	Webcast Replay: available at http://www.medallion.com/investors.html until the next quarter’s results are announced.

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About Medallion Financial Corp.

Medallion Financial Corp. (NASDAQ:MFIN) and its subsidiaries originate and service a growing portfolio of consumer loans and mezzanine loans in various industries. Key industries served include recreation (towable RVs and marine) and home improvement (replacement roofs, swimming pools, and windows). Medallion Financial Corp. is headquartered in New York City, NY., and its largest subsidiary, Medallion Bank, is headquartered in Salt Lake City, Utah. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth, and our growth strategy. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, expectations regarding medallion loan portfolio, the potential for future asset growth and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the COVID-19 pandemic on Medallion’s business, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control, the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Medallion, its customers and third parties. In addition to risks related to the ongoing COVID-19 pandemic, for a description of certain risks to which Medallion is or may be subject, including risks related to the pending SEC litigation, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2020 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarterly period ended September 30. 2021.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except share and per share data)	December 31, 2021	December 31, 2020
Assets
Cash, cash equivalents, and federal funds sold	$124,484	$112,040
Equity investments and investment securities	54,498	56,538

Loans	1,488,924	1,229,838
Allowance for loan losses	(50,166)	(57,548)

Net loans receivable	1,438,758	1,172,290

Loan collateral in process of foreclosure	37,430	54,560
Goodwill and intangible assets	174,286	201,893
Other assets	43,602	45,090

Total assets	$1,873,057	$1,642,411

Liabilities
Deposits	$1,250,880	$1,065,398
Long-term debt	219,973	153,718
Accounts payable and other liabilities	19,113	19,575
Deferred tax liabilities and other tax payables	18,210	807
Operating lease liabilities	9,053	11,018
Short-term borrowings	—	87,334

Total liabilities	1,517,229	1,337,850

Commitments and contingencies

Total stockholders’ equity	287,040	231,408

Non-controlling interest in consolidated subsidiaries	68,788	73,153

Total equity	355,828	304,561

Total liabilities and equity	$1,873,057	$1,642,411

Number of shares outstanding	25,173,386	24,877,628
Book value per share	$11.40	$9.30

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended December 31,		For the Year Ended December 31,
(Dollars in thousands, except share and per share data)	2021	2020	2021	2020
Total interest income	$43,013	$36,392	$158,966	$144,962

Total interest expense	7,422	7,932	31,140	34,151

Net interest income	35,591	28,460	127,826	110,811

Provision (benefit) for loan losses	2,622	(3,414)	4,622	69,817

Net interest income after provision (benefit) for loan losses	32,969	31,874	123,204	40,994

Other income (loss)
Sponsorship and race winnings, net	2,414	4,881	12,567	20,042
Gain (loss) on equity investments	10,073	438	17,379	(2,985)
Write-down of loan collateral in process of foreclosure	(207)	(8,695)	(5,592)	(24,523)
Gain on extinguishment of debt	—	—	4,626	—
Other income (loss)	2,377	204	2,586	1,530

Total other income (loss), net	14,657	(3,172)	31,566	(5,936)

Other expenses
Salaries and employee benefits	10,048	7,456	31,591	28,172
Race team related expenses	2,340	1,782	9,559	8,366
Loan servicing fees	1,951	1,667	7,013	6,737
Professional fees	617	1,488	5,311	8,047
Collection costs	1,269	1,248	5,279	5,454
Other expenses	3,489	4,260	14,146	15,263

Total other expenses	19,714	17,901	72,899	72,039

Income (loss) before income taxes	27,912	10,801	81,871	(36,981)

Income tax (provision) benefit	(7,644)	(2,409)	(24,217)	10,074

Net income (loss) after taxes	20,268	8,392	57,654	(26,907)

Less: income attributable to the non-controlling interest	798	1,925	3,546	7,876

Total net income (loss) attributable to Medallion Financial Corp.	$19,470	$6,467	$54,108	$(34,783)

Basic net income (loss) per share	$0.79	$0.26	$2.20	$(1.42)
Diluted net income (loss) per share	$0.78	$0.26	$2.17	$(1.42)

Weighted average common shares outstanding
Basic	24,647,971	24,461,488	24,599,804	24,445,452
Diluted	24,935,027	24,461,488	24,943,169	24,445,452

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